EXHIBIT 16.1


February 19, 1999

Securities and Exchange Commission
Washington DC  20549


Ladies and Gentlemen:

We were previously principal accountants for InfraCorps Inc. (formerly ETS International, Inc.) and, under the date of May 8, 1998, we reported on the consolidated financial statements of ETS International, Inc. and subsidiaries as of March 31, 1998 and May 31, 1997 and for the ten-month period ended March 31, 1998 and years ended May 31, 1997 and 1996. On February 16, 1999, our appointment as principal accountants was terminated. We have read InfraCorps Inc.'s statements included under Item 4 of its Form 8-K dated February 16, 1999, and we agree with such statements except that we are not in a position to agree or disagree with InfraCorps Inc.'s stated reasons for changing principal accountants, with InfraCorps Inc.'s statement that the change was recommended by the Board of Directors, nor are we in a position to agree or disagree with InfraCorps Inc.'s statement that the Board of Directors, appointed Goodman & Company, L.L.P. as independent public accountants on February 16, 1999 subject to the approval of the Company's shareholders, for the fiscal year ending March 31, 1999.


Very truly yours,


  /s/  KPMG LLP